Exhibit 99.1

Media and Investor Contact:

Wendy Kelley

investorrelations@wd40.com

+1-619-275-9304

WD-40 Company Announces Board Changes

SAN DIEGO – June 22, 2022 ― WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, announced today that Edward O. Magee, Jr. has been appointed to its board of directors, effective June 20, 2022.  The board of directors appointed Mr. Magee to serve as a member of the Audit and Finance Committees.

In addition, the Company announced that Cynthia B. Burks has been nominated for election to its board of directors at the Company's 2022 annual meeting of stockholders. As previously disclosed, Garry Ridge will be retiring from the board of directors in December 2022. Mr. Ridge will continue to serve as chairman of the board of directors until the Company’s 2022 annual meeting of stockholders, when his term expires.

"We are excited about our plans to add Ed and Cynthia to our board," said Greg Sandfort, lead independent director of WD-40 Company. "Ed’s diverse senior leadership experience in manufacturing, sustainability, supply chain, and logistics will contribute to our board conversations as we continue to execute our growth strategy.  Moreover, we are delighted that Cynthia has agreed to stand for election in the fall.  Her extensive knowledge of human capital strategy and fundamental understanding that culture is a competitive advantage makes her a perfect fit for WD-40 Company where it really is all about the people.”

Mr. Magee currently serves as executive vice president, operations at Fender Musical Instruments Corporation, a privately held musical instruments company owned by majority stakeholder Servco Pacific Inc. He served as senior vice president, operations at Fender from 2016 to 2020. Mr. Magee served as vice president of operations and distribution for Thomas & Betts Corporation, presently ABB Installation Products Inc. (NYSE: ABB), from 2014 to 2016 and in various management roles in vehicle operations at Harley-Davidson Motor Company from 2004 to 2014. He has extensive non-profit board experience including the Board of Visitors at Duke University’s Fuqua School of Business, the Fender Play Foundation™, Boys & Girls Clubs of Metro LA, and an advisory role for the National Association of Manufacturers, “Heroes MAKE America” veterans transition program.  Prior to his corporate executive experience, Mr. Magee served as a combat-decorated Lieutenant Colonel aviator in the U.S. Marine Corps.

Ms. Burks most recently served as senior vice president and chief people and culture officer at Genentech, Inc., a subsidiary of Roche Holding AG (OTCQX: RHHBY), which she joined in 2011. She served as vice president, head of human resources at Genentech Research and Early Development from 2015 to 2019, and in various human resource management roles at Genentech from 2011 to 2015. From 1999 to 2011, Ms. Burks held various human resource and organizational development positions across a variety of industries including media, consumer goods and technology.  She serves on the board of directors of Torch, a privately held company offering integrated coaching, mentoring and learning software, and two non-profit organizations, Juma Ventures and Summer Search.  Ms. Burks also served as a board member of Genentech Foundation from 2020 to 2022.

On June 20, 2022, WD-40 Company’s board of directors adopted a resolution to increase the size of the board from 11 to 12 directors, effective immediately.

About WD-40 Company

WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world. The Company owns a wide range of well-known brands that include maintenance products and homecare and cleaning products: WD-40® Multi-Use Product, WD-40 Specialist®, 3-IN-ONE®, GT85®, 2000 Flushes®, no vac®, 1001®, Spot Shot®, Lava®, Solvol®, X-14®, and Carpet Fresh®.

Headquartered in San Diego, WD-40 Company recorded net sales of $488.1 million in fiscal year 2021 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.

Forward-Looking Statements

Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may,” “aim,” “anticipate,” “target,” “estimate” and similar expressions. These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual events or results to differ materially from those anticipated in or implied by the forward-looking statements.

Our forward-looking statements include, but are not limited to, statements regarding changes to our executive and board leadership and composition of our board of directors; expectations about future financial and operating results, including: growth and success of the Company and its products; plans for and success of the Company’s execution of leadership succession; the impact of regulatory action; the length and severity of the current COVID-19 pandemic and its impact on the global economy and the Company’s financial results; changes in the political conditions or relations between the United States and other nations; the impacts from inflationary trends and supply chain constraints; and forecasted foreign currency exchange rates and commodity prices.

The Company's expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company's expectations, beliefs or forecasts will be achieved or accomplished.

Actual events or results may differ materially from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I―Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2021 which the Company filed with the SEC on October 22, 2021, and in the Company’s Quarterly Report on Form 10-Q for the period ended February 28, 2022 which the Company filed with the SEC on April 7, 2022.

All forward-looking statements included in this press release should be considered in the context of these risks. All forward-looking statements speak only as of the date of this press release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

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